                             F O L E Y  &  L A R D N E R

                            A T T O R N E Y S  A T  L A W

CHICAGO                         FIRSTAR CENTER                        SAN DIEGO
JACKSONVILLE               777 EAST WISCONSIN AVENUE              SAN FRANCISCO
LOS ANGELES             MILWAUKEE, WISCONSIN 53202-5367             TALLAHASSEE
MADISON                   TELEPHONE (414) 271-2400                        TAMPA
ORLANDO                   FACSIMILE (414) 297-4900              WASHINGTON, D.C.
SACRAMENTO                                                       WEST PALM BEACH


                                    August 19, 1996


WPL Holdings, Inc.
222 West Washington Avenue
Madison, Wisconsin  53703

Ladies and Gentlemen:

         You have requested our opinion as to material federal income tax consequences of the proposed merger of IES Industries Inc. ("IES") with and into WPL Holdings, Inc. ("WPLH") and the proposed merger of WPLH Acquisition Co. ("Acquisition") with and into Interstate Power Company ("IPC"), as more completely described below and in the Joint Proxy Statement/Prospectus as supplemented ("Proxy Statement/Prospectus"). All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Proxy Statement/Prospectus.

A.  Statement of Facts

         WPLH is a Wisconsin corporation established as the holding company for Wisconsin Power and Light Company (and its utility related subsidiary) and certain nonutility subsidiaries. As of July 10, 1996, the outstanding shares of WPLH capital stock consisted of 30,795,260 shares of common stock, $.01 par value per share. Such shares are widely held and publicly traded.

         IES is a corporation organized under the laws of the State of Iowa as the holding company for a public utility engaged principally in generating, purchasing, distributing and selling electric energy in portions of the State of Iowa as well as certain nonutility subsidiaries. As of July 10, 1996, its outstanding shares of stock consisted of 29,923,233 shares of common stock, no par value per share ("IES Common Stock"). Such shares are widely held and publicly traded.

         IPC is an operating public utility organized under the laws of the State of Delaware and engaged in the generation, purchase, transmission, distribution and sale of electric energy. As of July 10, 1996, its outstanding shares of stock consisted of (i) 9,595,028 shares of common stock, $3.50 par value per share ("IPC Common Stock"), and (ii) 761,381 shares of preferred stock, $50 par value per share ("IPC Preferred Stock"), in various series.

WPL Holdings, Inc.
August 19, 1996
Page 2


         Acquisition is a corporation organized under the laws of the State of Wisconsin which was created to effect the merger with IPC. It has, and prior to the merger with IPC will have, no operations except as contemplated by the Merger Agreement. WPLH is the only shareholder of Acquisition.

         Subject to an alternative structure described below, the Merger Agreement provides for: (i) the merger of IES with and into WPLH, which merger will result in the combination of WPLH and IES as a single company with the name Interstate Energy Corporation (WPLH having, in connection with such merger, amended its Restated Articles of Incorporation to change its name) (the "IES Merger"), pursuant to which each outstanding share of IES Common Stock (other than shares held by IES shareholders who perfect dissenters' rights under applicable state law, and other than shares owned by WPLH, IES or IPC or any of their respective subsidiaries, which shares will be canceled) will be converted into the right to receive 1.14 shares of Interstate Energy Common Stock; and
(ii) the merger of Acquisition with and into IPC, which merger will result in IPC becoming a subsidiary of Interstate Energy (the "IPC Direct Merger"), pursuant to which (a) each outstanding share of IPC Common Stock (other than shares owned by WPLH, IES or IPC or any of their respective subsidiaries, which shares will be canceled) will be converted into the right to receive 1.11 shares of Interstate Energy Common Stock and (b) each outstanding share of IPC Preferred Stock (other than shares held by holders of IPC Preferred Stock who perfect dissenters' rights under applicable state law ("IPC Dissenting Shares")) will remain outstanding and shall be unchanged thereby. The IPC Preferred Stock shall have additional voting rights as proposed to be approved at the IPC annual meeting in 1996. Unless regulatory requirements require the foregoing transactions to be consummated pursuant to the alternative structure described below, such transactions will be effected in the manner described above.

         The Merger Agreement provides, however, that if , prior to the consummation of the transactions described above, the companies determine that certain regulatory requirements mandate that the utility subsidiaries of Interstate Energy be Wisconsin corporations, the transactions will be consummated in a manner designed to comply with such regulatory requirements.
In that event, the (i) IES Merger will be effected as described above and (ii) IES Utilities Inc., an Iowa corporation and subsidiary of IES, will be merged with and into New Utilities, pursuant to which each outstanding share of common stock, $2.50 par value, of Utilities will be converted into one share of common stock, $2.50 par value, of New Utilities. If the Utilities Reincorporation Merger is to be consummated, it is currently anticipated that the shares of cumulative preferred stock, $50 par value, of Utilities (the "Utilities Preferred Stock") then outstanding will be redeemed by Utilities prior to the consummation of such merger. Redemption of the Utilities Preferred Stock is not expected to occur as part of the transactions contemplated hereby if the Utilities Reincorporation Merger is not required to be effected. If the Utilities Reincorporation Merger is not effected, the Utilities Preferred Stock will remain outstanding and unchanged as a result of the transactions described herein. In addition, the merger involving IPC will be reconstituted to provide for: (i) the merger of IPC with and into

WPL Holdings, Inc.
August 19, 1996
Page 3


New IPC pursuant to which (a) each outstanding share of IPC Common Stock (other than shares owned by WPLH, IES or IPC or any of their respective subsidiaries, which shares will be canceled) will be converted into one share of common stock, par value $3.50 per share, of New IPC ("New IPC Common Stock") and (b) each outstanding share of IPC Preferred Stock (other than IPC Dissenting Shares) will be converted into one share of preferred stock, par value $50 per share, of New IPC ("New IPC Preferred Stock") with terms (including dividend rates) and designations under New IPC's Articles of Incorporation substantially identical to those of IPC Preferred Stock under IPC's Restated Certificate of Incorporation, including the additional voting rights proposed to be approved at the IPC annual meeting in 1996; and (ii) the merger of Acquisition with and into New IPC, which merger will result in New IPC becoming a subsidiary of Interstate Energy (the "IPC Merger"), pursuant to which (a) each outstanding share of New IPC Common Stock (other than shares owned by WPLH, IES or IPC or any of their respective subsidiaries, which will be canceled) will be converted into the right to receive shares of Interstate Energy Common Stock based on the IPC Ratio and (b) each outstanding share of New IPC Preferred Stock (other than IPC Dissenting Shares) will remain outstanding and unchanged as a result thereof.

B.  Representations

         The description in the Proxy Statement/Prospectus under the heading "The Mergers - Certain Federal Income Tax Consequences" and our opinion as stated herein are based upon and subject to:

         (a) The Mergers and the amendments to the Restated Articles of Incorporation of WPLH and the Restated Certificate of Incorporation of IPC being effected in the manner described in the Proxy Statement/Prospectus.

         (b) The accuracy and completeness of the statements concerning the Mergers set forth in the Proxy Statement/Prospectus.

         (c) The accuracy of the representations made to us by WPLH, IES and IPC in their Officer's Certificates and their continuing accuracy at all times through the Effective Time.

C.  Opinions

         Based upon the foregoing, and subject to the conditions and limitations set forth below, we are of the opinion that:

         (i) The IES Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and the Utilities
    Reincorporation Merger (if applicable) will qualify as a reorganization within the meaning of Section 368(a) of the Code. The

WPL Holdings, Inc.
August 19, 1996
Page 4


IPC Direct Merger (or the IPC Merger, if applicable) will qualify as a reorganization with within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. WPLH, IES, IPC and Acquisition (and New IPC, Utilities and New Utilities, if applicable) will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

         (ii) No gain or loss will be recognized by WPLH, IES, IPC or
Acquisition (or    New IPC, Utilities and New Utilities, if applicable)
pursuant to the Mergers;

         (iii) No gain or loss will be recognized by a shareowner of WPLH upon consummation of the Mergers and their tax basis and holding period of the WPLH Common Stock will not change.

D.  Limitations

         We express no opinion on the following matters:

         (i) The tax treatment of the Mergers under other provisions of the Code and the regulations thereunder;

         (ii) The tax treatment of any conditions existing at the time of, or effects resulting from, the Mergers that are not specifically addressed herein; or

         (iii) The tax treatment of the Mergers under the laws of any state or commonwealth or any other jurisdiction other than the United States.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 and to the reference to our firm under the heading "The Mergers - Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus that constitutes part of the Registration Statement.

                             Very truly yours,



                             FOLEY & LARDNER